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                                                                       EXHIBIT 5

                   [LETTERHEAD OF DAVIS WRIGHT TREMAINE LLP]


                              September 18, 1997


Cell Therapeutics, Inc.
201 Elliot Avenue West
Suite 400
Seattle, WA 98119


Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters described below relating to (i) 2,330,006 shares of common stock (the "Common Stock") of Cell Therapeutics, Inc. (the "Company") to be issued pursuant to the exercise of options issued under the Company's 1994 Equity Incentive Plan (the "Option Plan") and (ii) an additional 285,714 shares of Common Stock to be issued pursuant to the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") pursuant to the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company on this date with the Securities and Exchange Commission.

        As special local Washington counsel for the Company and in connection with the opinions expressed below, we have examined copies of (a) the Registration Statement and (b) the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. In expressing the opinions set forth below, we have also relied on certain certificates of officers of the Company and certificates of public officials.

        Our opinions expressed below are limited to the laws of the State of Washington.

        Based on such examination and subject to the foregoing, we are of the opinion that the shares of Common Stock, when issued and sold pursuant to the applicable provisions of the Option Plan and/or the Purchase Plan and in accordance with the Registration Statement will be legally and validly issued, fully paid and nonassessable.

        We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement.


                                        Very truly yours,


                                        DAVIS WRIGHT TREMAINE LLP